      As filed with the Securities and Exchange Commission on October 11, 1996


                                        Registration No. 333-01750


                       SECURITIES AND EXCHANGE COMMISSION

                               AMENDMENT NO. 2 TO

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               MHM SERVICES, INC.

             (Exact name of registrant as specified in its charter)

                DELAWARE                               52-1223048
     (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)                Identification No.)

                      8000 TOWERS CRESCENT DRIVE, SUITE 810
                            VIENNA, VIRGINIA 22182
                                 (703) 749-4600

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          MICHAEL S. PINKERT, PRESIDENT
                      8000 TOWERS CRESCENT DRIVE, SUITE 810
                            VIENNA, VIRGINIA 22182

                                 (703) 749-4600
                 (Name, address, zip code and telephone number,
                   including area code, of agent for service)

                                    Copy to:


          Justin P. Klein, Esq.                  Steven J. Feder, Esq.
    Ballard Spahr Andrews & Ingersoll      Ballard Spahr Andrews & Ingersoll
     1735 Market Street, 51st Floor          1735 Market Street, 51st Floor
       Philadelphia, PA 19103-7599            Philadelphia, PA 19103-7599
             (215) 665-8500                          (215) 665-8500
           Fax: (215) 864-8999                    Fax: (215) 864-8999


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]




     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.




--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED _______, 1996

                                   PROSPECTUS

                                 330,000 SHARES


                               MHM SERVICES, INC.


                                  COMMON STOCK


     This Prospectus relates to 330,000 shares of common stock, par value $.01 per share (the "Common Stock"), of MHM Services, Inc. (the "Company") held by the selling stockholders named herein, which may be offered for sale from time to time by such selling stockholders, or by their pledgees, donees, transferees or other successors in interest (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the shares of the Common Stock by the Selling Stockholders. The Company will bear the costs relating to the registration of the shares of the Common Stock, estimated to be approximately $12,000.

     The Selling Stockholders may offer shares of the Common Stock for sale from time to time through agents in one or more transactions on the American Stock Exchange or such other exchange on which such shares are then listed, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing or at prices and terms then obtainable. See "Plan of Distribution." The Selling Stockholders and any agents through whom the shares of Common Stock are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensation paid to such persons may be regarded as "underwriter's compensation."

     The Common Stock is quoted on the American Stock Exchange under the symbol "MHM." On __________, 1996, the closing price of the Common Stock as reported by the American Stock Exchange was $_____.

                           ___________________________


         PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE DISCUSSION
                         UNDER "RISK FACTORS" ON PAGE 3.



          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMIS-
               SION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.








                THE DATE OF THIS PROSPECTUS IS ___________, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2551 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is quoted on the American Stock Exchange. Such reports, proxy and information statements and other information can also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006-1881.

     The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, filed with the Commission (File No. 1-12238) pursuant to the Exchange Act, are hereby incorporated by reference in this
Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995; (ii) the Company's Current Report on Form 8-K filed November 9, 1995; (iii) the Company's first amendment to its Annual Report, filed on Form 10-K/A on January 29, 1996; (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995; (v) the Company's Current Report on Form 8-K filed February 12, 1996; (vi) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (vii) the Company's Current Report on Form 8-K filed April 17, 1996 (as amended by the Company's Current Report on Form 8-K/A filed June 19, 1996); (viii) the Company's Current Report on Form 8-K filed May 31, 1996 (as amended by the Company's Current Report on Form 8-K/A filed September 6, 1996); (ix) the Company's Current Report on Form 8-K filed June 17, 1996 (as amended by the Company's Current Report on Form 8-K/A filed June 25, 1996); (x) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;
(xi) the Company's Current Report on Form 8-K filed September 13, 1996; and
(xii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B, filed with the Commission by the Company on January 27, 1995 (by which the Company succeeded to a Registration Statement on Form 10, filed with the Commission on August 19,
1993).

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock pursuant to this Prospectus shall be deemed to be incorporated by reference herein and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to MHM Services, Inc., 8000 Towers Crescent Drive, Suite 810, Vienna, Virginia, 22182, Attn: Investor Relations, telephone (703) 749-4600.


                              [INSIDE FRONT COVER]

                           FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS BASED ON THE COMPANY'S CURRENT PLANS AND EXPECTATIONS RELATING TO, AMONG OTHER MATTERS, THE ANTICIPATED USE OF PROCEEDS FROM THE SALE OF CERTAIN ASSETS OF THE COMPANY, THE PROPOSED BUSINESS ACTIVITIES OF THE COMPANY AND THE PROPOSED ACTIVITIES OF THE COMPANY RELATING TO IMPROVING ITS LIQUIDITY. SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL FUTURE ACTIVITIES AND RESULTS OF OPERATIONS TO BE MATERIALLY DIFFERENT FROM THAT SUGGESTED IN THIS PROSPECTUS, INCLUDING, AMONG OTHERS, THE POSSIBLE NEED TO USE THE NET CASH PROCEEDS FROM THE SALE OF CERTAIN COMPANY ASSETS FOR THE RETIREMENT OF CERTAIN INDEBTEDNESS. FOR ADDITIONAL INFORMATION, SEE "RISK FACTORS" AND "THE COMPANY."


                                  RISK FACTORS

     PRIOR LOSSES. The Company incurred losses of $4,023,000 for the fiscal year ended September 30, 1995, and $10,150,000 for the nine month period ended June 30, 1996, and there can be no assurance that the Company will return to profitability, or that the losses will not be higher for fiscal year 1996 and future periods.

     CHANGES IN MENTAL HEALTH INDUSTRY. Recently, the health care industry, in general, and the mental health industry, in particular, have been the subject of substantial uncertainty as a result of anticipated and on-going governmental and other third-party payor efforts to contain health care costs. The Company's management believes that a fundamental change has already occurred in the mental health industry, reflecting a permanent departure from inpatient hospitalization, upon which the Company's business has been substantially dependent, as the primary service method in favor of more cost-effective alternatives. This change is reflected in decreases in patient days, occupancy rates, lengths of stay, and reimbursement rates for inpatient care. The resulting impact has materially adversely affected the Company's operating results as well as the Company's efforts to expand its present operations.
While the Company is taking steps to contain present and future operating costs, there can be no assurance that such cost containment efforts will not have further material adverse effects on the Company. See "The Company."

     UNCERTAINTY OF ABILITY TO CONTINUE AS A GOING CONCERN. As a result of the Company's continued negative operating results, as well as reduced collections of accounts receivable, the Company has been experiencing difficulty generating sufficient cash flows to meet its obligations and sustain its operations. The report of the Company's independent auditors on the Company's financial statements at September 30, 1995, included an explanatory paragraph which stated that such conditions raise substantial doubt as to the Company's ability to continue as a going concern. In an effort to improve this situation for both the immediate future and the long-term, the Company has sold certain assets relating to its Hospital Division, taking steps to reduce operating expenses, attempting to raise additional capital, and working to improve its cash flows. Nevertheless, there can be no assurance that the Company's efforts will result in positive effects on the Company's financial condition. See "The Company."

     INCREASED DEPENDENCE ON EXTENDED CARE SERVICES DIVISION. Of the Company's two operating divisions, the Company's Hospital Division and the operation of its seven freestanding behavioral healthcare treatment facilities historically represented the majority of the Company's business. Overall, the freestanding facilities represented 87%, 67%, and 59% of the Company's net revenues in the fiscal years ended September 30, 1995, 1994, and 1993, respectively, and 77%, 65%, and 67% of the Company's total assets as of September 30, 1995, 1994, and 1993, respectively. The Company's freestanding facilities contributed significantly to the Company's cash flows and helped to absorb certain corporate-related expenses.

     Recently, in an attempt to improve the Company's financial condition, the Company sold six of its seven freestanding facilities and is currently pursuing opportunities to sell the remaining facility. Upon the sale of the seventh freestanding facility, the Company's only remaining business will be the Extended Care Services Division. If the Extended Care Services Division is unable to accomplish its growth objectives or produce positive earnings, the sale of the Hospital Division's freestanding facilities could be disadvantageous to the stockholders of the Company and could have a materially adverse effect on the result of the Company's operations. The Company's Extended Care Services Division, since its founding in October 1993, has generated only 13% and 3% of net revenues for the years ended September 30, 1995 and 1994, respectively and 26% of net revenues for the first six months of fiscal 1996. In addition, the rapid expansion of the Extended Care Services Division has resulted in increased costs, and thus, with the allocation of overhead related to the operations of the Extended Care Services Division, the Extended Care Services Division has not yet achieved profitable results. The Company formed its Extended Care Services Division to pursue opportunities to provide on-site care to nursing home residents and other patients needing less acute care. In November 1993, the Company acquired the assets of Atlanta-based ICH Services, L.L.C. (successor to HCI Services, Inc.), which provides behavioral health and other specialized medical services to residents of extended care facilities, such as nursing homes, skilled nursing facilities, and assisted living facilities. The focus of the Company's on-site medical and behavioral healthcare service programs is to arrange for the provision of clinically-appropriate cost-effective care to residents of extended care facilities.

     While the Company intends to utilize a portion of the proceeds from the sale of the freestanding facilities to expand the Extended Care Services Division through acquisitions and internal growth, no assurances can be given that the Company will have funds available for such purpose or that the Company will be successful in selling its remaining freestanding facility, or in the event acquisitions are consummated that the Company will be successful in generating profits from the Extended Care Services Division, or that the strategy of focusing on growing the Extended Care Services Division through internal expansion and acquisitions will not result in further increased costs. See "The Company."

     POSSIBLE NEED TO USE PROCEEDS FROM THE SALE OF THE FREESTANDING FACILITIES TO REPAY THE MEDIQ NOTE. As of July 10, 1996, the Company had $10,861,110 outstanding under its note payable to MEDIQ Incorporated ("MEDIQ") (original principal amount of $11,500,000) that was executed in connection with the distribution of the Company's stock to MEDIQ's stockholders (the "MEDIQ Note"). The MEDIQ Note bears interest at prime plus 1.5% per annum, with monthly payments of interest only through September 1995, and then monthly principal and interest payments for the following three years, based on a fifteen year amortization period, with the remaining balance due in August 1998. The MEDIQ Note may be prepaid in whole or in part without penalty. The MEDIQ Note is collateralized by a note receivable obtained by the Company as partial consideration for the sale of the Oakview Treatment Center, one of the Company's former freestanding facilities. The Company pledged the note receivable to MEDIQ in connection with obtaining a waiver from MEDIQ of an event of default provision of the MEDIQ Note relating to the sale of the assets of a significant subsidiary. See "The Company."

     The Company does not anticipate that cash flows from operations will be sufficient to repay the MEDIQ Note upon maturity in 1998. In addition, as reflected in the financial statements of the Company for the fiscal year ended September 30, 1995, and the report of the Company's independent auditors thereon, the Company has been experiencing difficulty generating sufficient cash flows to meet its obligations and sustain its operations and, as a result, may not be able to meet the monthly principal and interest obligations under the MEDIQ Note. A portion of the net proceeds from the BHC Sale (as hereinafter defined; see "The Company") is available to the Company to fund the monthly obligations and a portion of the principal obligations upon maturity, if necessary, of the MEDIQ Note. MEDIQ has pledged the MEDIQ Note as collateral for certain of its indebtedness to a third party unaffiliated with MEDIQ or the Company. In the event of default by MEDIQ on such indebtedness, such third party would obtain all of MEDIQ's rights under the MEDIQ Note, including the right to the payment of principal and interest as and when due in accordance with the terms of the MEDIQ Note.

     The MEDIQ Note also provides for certain events of default, including:
"The . . . sale of all or substantially all of the assets of [the Company]
 . . ." In an attempt to preclude the possibility of a dispute as to whether the BHC Sale constitutes the sale of all or substantially all of the assets of the Company for purposes of the MEDIQ Note, the Company, prior to the sale, sent

MEDIQ a letter requesting a waiver of this provision in connection therewith. MEDIQ sent the Company a letter in which MEDIQ declined to grant such a waiver. Since the completion of the BHC Sale, the Company has not received any notice of default under the MEDIQ Note on this basis. Nevertheless, in the event MEDIQ attempts to accelerate the MEDIQ Note, the Company intends to aggressively defend its position in any legal proceeding. There can be no assurances that the Company would be able to obtain a favorable decision in such a legal proceeding. In the event the Company were to receive an adverse decision on this matter, the outstanding principal balance on the MEDIQ Note would become immediately due and payable in full. In that event, the Company may be required to apply the remainder of the net proceeds from the BHC Sale toward the repayment of the outstanding principal of the MEDIQ Note, obtain alternative sources of cash with which to satisfy such obligation, or obtain from MEDIQ a modification to the MEDIQ Note. The current balance of the net proceeds from the BHC Sale is insufficient to repay the entire outstanding principal balance of the MEDIQ Note. There can be no assurance that the Company will have sufficient cash to repay the outstanding principal balance of the MEDIQ Note or that other sources of cash will be available to the Company in the event the Company was to receive an adverse decision on such matter. In such event, the Company may be unable to fulfill its debt obligations and also sustain operations at a level at which the Company could continue as a going concern.

     RELATIONSHIPS OF CERTAIN PERSONS WITH MEDIQ. Michael F. Sandler, in addition to being a member of the Company's Board of Directors, is also a director, Senior Vice President - Finance, Treasurer, and Chief Financial Officer, and a stockholder of MEDIQ. In addition, H. Scott Miller, also a member of the Company's Board of Directors, is a director of MEDIQ and provides financial advisory services to the trust described in the next paragraph. Consequently, Mr. Sandler's and Mr. Miller's relationships with MEDIQ may be adverse to the interests of stockholders of the Company generally.

     In addition, approximately 29% of the outstanding shares of the Common Stock are beneficially owned by Bessie G. Rotko. Mrs. Rotko is the lifetime income beneficiary of a trust which holds approximately 19% and 56% of MEDIQ's outstanding common stock and preferred stock, respectively. The Trustees, Bessie G. Rotko, Michael J. Rotko, Judith M. Shipon, John Iskrant and PNC Bank, National Association, share voting and investment power with respect to the shares in the trust. As a result, Mrs. Rotko, together with several other trustees, may have effective control over all matters requiring approval by the stockholders of the Company. The address of the trustees is c/o MEDIQ Incorporated, One MEDIQ Plaza, Pennsauken, NJ 08110. Mrs. Rotko is the mother of Michael J. Rotko and Judith M. Shipon. In addition, Michael J. Rotko and Judith M. Shipon each own approximately 2% and 7% of MEDIQ's outstanding common stock and preferred stock, respectively. Michael J. Rotko is also the Chairman of the Board of Directors of MEDIQ.

     REIMBURSEMENT FOR MENTAL HEALTH SERVICES. A significant portion of the Company's revenues are derived from reimbursement from government programs such as Medicare and Medicaid, which are highly regulated and subject to change. Future changes in reimbursement could have a material effect on the Company's operating results.


     COMPETITION. Competition in the mental health industry is intense. The Company currently competes with companies that are larger and have greater resources than the Company. Any material adverse change in the competitive environment could have a material adverse effect on the Company's results of operations and financial condition.

     DILUTION. The Company's business strategy includes pursuing possible acquisition opportunities, which has involved, and may involve in the future, using shares of the Common Stock as consideration for business transactions.
The issuance of additional shares of the Common Stock in such transactions could have a dilutive effect on the shares outstanding.

     DEPENDENCE UPON EXISTING MANAGEMENT. The Company's business and operations are dependent, in part, upon the continued services of existing senior management, in particular Michael

S. Pinkert, President, Chief Executive Officer and a Director. The loss of Mr. Pinkert's services would have a material adverse effect on the Company.



     DIVIDEND POLICY. The Company has not declared any dividends on the Common Stock and does not anticipate the declaration and payment of cash dividends in the future. It is the present intention of the Company to retain any future earnings to support the continued growth of the business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors shall deem relevant.


                                   THE COMPANY

     The Company offers, arranges for and manages behavioral healthcare services primarily through extended care treatment settings. Since its founding, the Company's goal has been to offer the highest quality, cost-effective care in the industry. Prior to the recent sales of six of the Company's freestanding facilities, the Company's Hospital Division operated seven psychiatric and substance abuse facilities, delivering a full spectrum of behavioral health services ranging from traditional inpatient care to alternative care programs, such as partial hospitalization and outpatient treatment. These seven freestanding facilities generated 87% of net revenue for fiscal 1995 and comprised 77% of the Company's total assets at the end of fiscal 1995. The Company's Extended Care Services Division provides specialized medical and behavioral health services to approximately 795 nursing homes in twelve states. The Extended Care Services Division also provides behavioral health care to more than 2,000 Medicaid patients residing in nursing homes under a contract with the State of Georgia.

     Historically, the Company's principal businesses were the operation of freestanding behavioral healthcare facilities and the management of behavioral healthcare programs under contracts with acute care hospitals. The market for behavioral healthcare has undergone dramatic changes in recent years. Pressure on providers to reduce costs has resulted in an increase in the development and utilization of alternatives to long-term in-patient care, and a decrease in the utilization of in-patient care and reimbursement rates. With market forces emphasizing managed care approaches to healthcare, this trend is anticipated to continue.

     In response to these changes and their adverse impact on the Company's operating results, significant changes have been made in the structure of the Company's operations. In August 1994, the Company merged its contract management business (which represented 29% of the Company's net revenues in fiscal 1994) with a competitor through the creation of a joint venture. In March 1995, the Company sold its interest in the joint venture to such competitor. In addition, the Company decided to pursue a growth strategy focused on its Extended Care Services Division (which represented 13% of the Company's net revenues in fiscal 1995) through the pursuit of non-physician practice acquisition and management opportunities. Finally, the Company is pursuing opportunities to sell its remaining freestanding behavioral healthcare facility.

     On April 5, 1996, the Company sold Oakview Treatment Center to a non-profit corporation affiliated with a privately-owned operator of two psychiatric hospitals for $50,000 in cash and $2,150,000 evidenced by two promissory notes payable to the Company. The notes are payable in monthly installments of principal and interest (at prime) based on a fifteen year amortization, with the remaining principal due in five years (or earlier under certain circumstances). In connection with obtaining a waiver from MEDIQ of an event of default provision of the MEDIQ Note relating to the sale of the assets of a significant subsidiary, the Company pledged one of the notes receivable (with a principal balance of $1,875,000) as collateral for the Company's obligations under the MEDIQ Note.

     On May 31, 1996, the Company sold certain assets, consisting principally of five of its freestanding behavioral healthcare facilities, to Behavioral Healthcare Corporation ("BHC"), a Delaware corporation, with its principal offices located in Nashville, Tennessee, pursuant to an

Asset Purchase Agreement, dated as of January 24, 1996, and amended as of April 11, 1996, by and between the Company and BHC (the "BHC Sale"). The Hospitals were sold for approximately $10,222,700, consisting of $8,864,500 in cash and $1,358,200 in assumed liabilities of the freestanding facilities. The sale price is subject to certain post-closing adjustments, pursuant to the terms of the Agreement.

     The Company used a portion of the proceeds from the BHC Sale for (i) the repayment of the principal amount outstanding under the Company's revolving credit facility ($2,515,000, including related early termination fees of $174,000); (ii) the extinguishment of a portion of the indebtedness not to be assumed by BHC paid at the closing of the sale ($692,000, including early termination fees of $139,000), which consisted primarily of indebtedness secured by certain of the assets (particularly a facility and certain equipment) acquired by BHC; and (iii) the funding of the Company's obligation to complete repairs to two of the freestanding facilities in the amount of $284,000 (which amount was placed in escrow). The Company anticipates using the remainder of the proceeds from the BHC Sale for general working capital, which the Company anticipates will include expansion of the Extended Care Services Division. See "Risk Factors - POSSIBLE NEED TO USE PROCEEDS FROM THE SALE OF THE FREESTANDING FACILITIES TO REPAY THE MEDIQ NOTE."

     The Company has not entered into any definitive agreement to sell its remaining freestanding facility. Accordingly, there can be no assurance that the Company will be successful in selling the facility.

     The Company was incorporated in 1981 in Virginia, and changed its state of incorporation to Delaware in 1994. From 1986 to August 1993, the Company was a wholly-owned subsidiary of MEDIQ. In August 1993, MEDIQ distributed the stock of the Company to MEDIQ's stockholders. The Company's principal executive offices are located at 8000 Towers Crescent Drive, Suite 810, Vienna, Virginia 22182, and its telephone number is (703) 749-4600.


                                 USE OF PROCEEDS

     The net proceeds from the sale of shares of the Common Stock will be received by the Selling Stockholders. The Company will not receive any proceeds from any sale of shares of the Common Stock by the Selling Stockholders.


                              SELLING STOCKHOLDERS

     In November 1993, the Company acquired substantially all of the assets and assumed certain liabilities (collectively, the "ICH Assets") of ICH Services, L.L.C. ("ICH"). ICH acquired the ICH Assets from HCI Services, Inc. ("HCI").

     The consideration for the acquisition consisted of an aggregate of 330,000 shares of the Company's Common Stock. Additional consideration in cash or additional shares of the Company's Common Stock, at the option of the seller, may be payable in the future based upon twenty percent of the fair market value of the assets acquired after three (3) years, or earlier under certain circumstances, such as the sale or merger of the Company. The shares of the Company's Common Stock issued in connection with the acquisition of the ICH Assets were also subject to the terms of a certain Registration Rights Agreement, dated November 18, 1993, (the "Registration Rights Agreement") which provided certain demand and incidental registration rights under the Securities Act.

     Pursuant to the terms of the Registration Rights Agreement, the persons listed below have proposed to sell the shares indicated below pursuant to the plan of distribution described elsewhere herein.

     The following table provides the names and addresses of each Selling Stockholder and the amount of the Common Stock offered hereby and the amount of the Common Stock owned beneficially by each of such Selling Stockholders.

Name and Address                                 Shares Owned    Shares Offered
----------------                                 ------------    --------------

CIBC Trust Company (Bahamas)                        26,373           26,373
  Limited, Trustee (1)
Shirley Street, P.O. Box N-3933
Nassau, Bahamas

W.C. McGraw                                         15,675           15,675
P.O. Box 888670
Atlanta, GA 30356

H. Charles Mohler, D.D.S.                              495              495
706 Douglas Drive
Johnson City, TN 37604

Thomas Newbill                                       9,075            9,075
7205 Riverside Drive
Atlanta, GA 30328

Point Venture Partners, L.P. (2)                   118,854          118,854
2970 USX Tower
600 Grant Street
Pittsburgh, PA 15219

Point Venture Partners Pennsylvania, L.P.(2)         6,600            6,600
2970 USX Tower
600 Grant Street
Pittsburgh, PA 15219

Carol Skiba                                             27               27
7425 E. Portland Street
Scottsdale, AZ 85257

James D. Strausburg                                     19               19
1490 Moores Mill Road
Atlanta, GA 30327

Walnut Capital Corp. (3)                            82,455           82,455
8000 Towers Crescent Drive, Suite 1070
Vienna, VA 22182

Windy City, Inc.  (4)                               20,354           20,354
8000 Towers Crescent Drive, Suite 1070
Vienna, VA 22182

David C. Winters                                       573              573
1506 Holly Banks Circle
Dunwoody, GA 30338

Venture First II, L.P. (5)                          49,500           49,500
4811 Thornwood Drive
Acworth, GA 30102


(1) Sole voting and investment control of the subject securities is vested in CIBC Trust Company, Limited in their institutional capacity as Trustee. The beneficiaries of the Trust are so-called "discretionary beneficiaries" and are not entitled to any specific distributions or trust corpus, nor can they direct the voting or investment control of the assets held by the Trust, which control is vested solely with CIBC Trust Company, Limited as Trustee.

(2) Point Venture Partners, L.P. and Point Venture Partners Pennsylvania, L.P. are managed by the same general partner, Point Venture Associates, L.P., a limited partnership whose general partners are Don J. Casturo, Kent L. Engelmeier and Derek F. Minno.

(3) Walnut Capital Corp. is a wholly-owned subsidiary of Walnut Financial Services, Inc., a publicly traded concern. Sole voting and investment control of Walnut Capital assets is vested in Walnut Capital's President, Mr. Joel S. Kanter.

(4) Sole voting and investment control of Windy City's assets is vested in in Windy City's President, Mr. Joel S. Kanter.

(5)  The general partner of Venture First II, L.P. is Venture First
     Associates II, L.P., whose general partners are James Douglas Mullins, Riverwest Ventures, Inc., Benton Otto Wheeley and William Andrew Grubbs. The sole stockholder of Riverwest Venture, Inc. is James Douglas Mullins.

     In addition to their role as members of ICH, certain of the Selling Stockholders were formerly officers and directors of HCI. None of such persons is currently an officer or director of HCI. Except as described above, none of the Selling Stockholders listed above has held any position, office or other material relationship within the past three years with the Company or any of its predecessors or affiliates.


                              PLAN OF DISTRIBUTION

     Any distribution of the shares of the Common Stock by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire shares of the Common Stock for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or re-allowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the American Stock Exchange, or on one or more exchanges on which the Common Stock is then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means.
The shares of the Common Stock may be sold by the Selling Stockholders pursuant to this Prospectus or otherwise pursuant to Rule 144, promulgated under the Securities Act.

     The Selling Stockholders and such underwriters, brokers, dealers or agents, upon effecting a sale of shares of the Common Stock, may be considered "underwriters" as that term is defined by the Securities Act.

     Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or re-allowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

     At the time a particular offering of shares of the Common Stock is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of shares of the Common Stock being offered and the terms of offering, including the purchase price or public offering price, the purchase price paid by an underwriter for shares of the Common Stock purchased from the Selling Stockholders, the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

     In order to comply with the securities laws of certain states, if applicable, the shares of the Common Stock will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states, the shares of the Common Stock may not be sold unless the shares of the Common Stock have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

     The Company and the Selling Stockholders have agreed that the Company will bear all costs, expenses and fees in connection with the registration of the shares of the Common Stock. The Selling Stockholders will bear the cost of all commissions and discounts, if any, attributable to the sale of the shares of the Common Stock. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of the Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling

Stockholders have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the shares of the Common Stock, including liabilities arising under the Securities Act.


                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, 1735 Market Street, Philadelphia, Pennsylvania 19103.


                                     EXPERTS

     The financial statements and the related financial schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's ability to continue as a going concern), and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholders or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.




                                __________, 1996



                               MHM SERVICES, INC.


                                 330,000 Shares
                                  Common Stock
                                ($.01 par value)



                               P R O S P E C T U S

                               ___________________


                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----



AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . .   2

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the shares of the Common Stock being registered hereby.

     SEC Registration Fee                                  $   184.91
     Accountants' Fees and Expenses                          1,500.00*
     Legal Fees                                              7,000.00*
     Blue Sky Filing Fees and Expenses                       2,500.00*
     Miscellaneous                                           1,000.00*
                                                           ----------
          Total                                            $12,184.91*
                                                           ----------
                                                           ----------

     *  Estimated, subject to change


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Act (the "Delaware Act") which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty under certain circumstances. Furthermore, under Section 145 of the Delaware Act, the Company shall indemnify each of its directors and officers against expenses (including reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of having been an officer or director, to the extent such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of a quorum of disinterested members of the Company's Board of Directors, independent legal counsel or the stockholders of the Company. The Company has purchased directors' and officers' liability insurance in an amount totalling $5,000,000, subject to certain deductibles.

ITEM 16.  EXHIBITS.


Exhibit
Number    Description
-------   -----------


2.1 Agreement by and between the Company and ICH Services, L.L.C., dated November 18, 1993 (incorporated by reference to the Company's Form 8-K report, dated October 2, 1993)

2.2 Amendment No. 1 to Agreement by and between the Company and ICH Services, L.L.C. dated November 18, 1993, dated October 12, 1995 (filed herewith)

4.1 Specimen copy of Common Stock Certificate (incorporated by reference to the Company's Registration Statement on Form 8-B, filed with the Commission by the Company on January 27, 1995 (by which the Company succeeded to a Registration Statement on Form 10 filed with the Commission on August 19, 1993))

4.2 The Company's Restated Certificate of Incorporation (incorporated by reference to the Company's Current Report on Form 8-K dated May 15, 1996)

4.3 Certificate of Amendment to the Company's Restated Certificate of Incorporation (incorporated by reference to the Company's Current Report on Form 8-K/A dated September 6, 1996)

4.4 The Company's Amended Bylaws (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, as amended)

5         Opinion of Ballard Spahr Andrews & Ingersoll (previously filed)

23.1      Consent of Deloitte & Touche LLP (filed herewith)


23.2      Consent of Ballard Spahr Andrews & Ingersoll
           (included in Exhibit 5)

24        Power of Attorney (included on signature page)

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934, as amended; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Fairfax, Commonwealth of Virginia.


Dated:  October 11996              MHM SERVICES, INC.

                                   By: /s/ Michael S. Pinkert
                                       --------------------------
                                       Michael S. Pinkert, President
                                       and Chief Executive Officer


                                   By: /s/ Carolyn Zimmerman
                                       --------------------------
                                       Carolyn Zimmerman
                                       Vice President-Finance and
                                       Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.


   Signature                             Title                      Date
   ---------                             -----                      ----



/s/ Michael S. Pinkert             President and Chief        October 11, 1996
-------------------------          Executive Officer
Michael S. Pinkert

/s/ William P. Ferretti            Director                   October 11, 1996
-------------------------
William P. Ferretti

        *                          Director
-------------------------
Kenneth A. Kessler, M.D.

        *                          Director
-------------------------
H. Scott Miller

        *                          Director
-------------------------
Michael F. Sandler

*  /s/ Michael S. Pinkert                                     October 11, 1996
   ----------------------
   Michael S. Pinkert,
   as attorney-in-fact

                                  EXHIBIT INDEX


Exhibit
Number                   Description                                        Page
-------                  -----------                                        ----

2.1 Agreement by and between the Company and ICH Services, L.L.C., dated November 18, 1993 (incorporated by reference to the Company's Form 8-K report, dated October 2, 1993)

2.2 Amendment No. 1 to Agreement by and between the Company and ICH Services, L.L.C. dated November 18, 1993, dated October 12, 1995

4.1 Specimen copy of Common Stock Certificate (incorporated by reference to the Company's Registration Statement on Form 8-B, filed with the Commission by the Company on January 27, 1995 (by which the Company succeeded to a Registration Statement on Form 10 filed with the Commission on August 19, 1993))

4.2 The Company's Restated Certificate of Incorporation (incorporated by reference to the Company's Current Report on Form 8-K dated May 15, 1996)

4.3 Certificate of Amendment to the Company's Restated Certificate of Incorporation (incorporated by reference to the Company's Current Report on Form 8-K/A dated September 6, 1996)

4.4 The Company's Amended Bylaws (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, as amended)

5         Opinion of Ballard Spahr Andrews & Ingersoll (previously filed)

23.1      Consent of Deloitte & Touche LLP

23.2      Consent of Ballard Spahr Andrews & Ingersoll
          (included in Exhibit 5)

24        Power of Attorney (included on signature page)